CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                                ESTELLE REYNA, INC.


     Estelle Reyna, Inc., a corporation organized and existing under and by virtue of the Nevada Revised Statutes,

     DOES HEREBY CERTIFY:

          FIRST: That pursuant to the recommendations of the Board of Directors of said corporation, the following resolutions amending the Articles of Incorporation of said corporation, have been adopted by the vote of stockholders of said corporation holding a majority of the outstanding stock entitled to vote thereon. The resolutions setting forth the amendments are as follows:

           RESOLVED, that the Articles of Incorporation of Le Gourmet, Inc. be amended by changing the Article 1 thereof so that, as amended, said Article shall be and read as follows:

     "The name of the corporation shall be KARMA MEDIA, INC.
 (the "Corporation").

           SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendments in accordance with the applicable provisions of the Nevada Revised Statutes and notice of the adoption of the amendment has been given as provided therein to every stockholder entitled to such notice.

          THIRD: That the aforesaid amendment was duly adopted in
accordance  with  the  applicable  provisions  of  the  Nevada   Revised
Statutes.

          FOURTH: That this Certificate of Amendment of the Articles of of Incorporation shall be effective on the date of filing.

           IN WITNESS WHEREOF, said Estelle Reyna, Inc. has caused this certificate to be signed by its Chief Executive Officer, this 21st day of August, 2003.

ESTELLE REYNA, INC.


/s/ Dominique Einhorn
---------------------
Dominique Einhorn, CEO